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                    AGREEMENT OF SALE


     AGREEMENT made this 24th day of December, 1996, by and between MARK CENTERS LIMITED PARTNERSHIP, a Delaware limited partnership (hereinafter called "Seller"), and RONNIE W. CROMER, WILLIAM B. RUSH, EARL H. BERGEN, Jr., RODNEY S. GRIFFIN AND WILLIAM W. RISER, Jr. (hereinafter collectively called "Buyer").

                         WITNESSETH:

     1.   Sale and Premises.

          (a) Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, upon the terms and conditions hereinafter set forth:

               (i)  all that certain lot or piece of ground
situate in the City of Newberry, County of Newberry, State of South Carolina, commonly known as Newberry Plaza Shopping Center, which is more fully described by meets and bounds on Exhibit "A" to be attached hereto and the buildings and improvements situate thereon (the "Premises"); and

               (ii) the fixtures, furnishings, equipment and other items of personal property owned by Seller and located on, and used in connection with the operation of, the Premises which are listed on Exhibit A-1, to be attached hereto (the "Personal Property").

          (b) Promptly after the execution of this Agreement, Buyer may obtain, at its sole cost and expense, from a surveyor reasonably acceptable to Seller, a physical survey of the Premises, a plan thereof (the "Survey Plan") and a metes and bounds description of the Premises prepared from the Survey Plan. The Survey Plan and the metes and bounds description prepared therefrom shall be submitted by Buyer to Seller at least thirty
(30) days prior to the date fixed for settlement hereunder. If the Survey Plan and the metes and bounds description prepared therefrom does not include any real property not described on Exhibit A to be attached hereto, the Deed (as defined in

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Paragraph 4 below) shall describe the Premises in accordance with the Survey Plan.

          (c) The seller shall deliver to the Buyer with the executed agreement all Exhibits alluded to herein.

     2.   Purchase Price.     The purchase price to be paid by
Buyer to Seller for the Premises and the Personal Property is the sum of One Million Three Hundred Thousand Dollars ($1,300,000.00) (the "Purchase Price"). The Purchase Price shall be paid as follows:

          (a)  The sum of One Hundred Thousand Dollars
($100,000.00) (the "Deposit") upon the execution of this Agreement by the delivery to Seller of Buyer's plain check, subject to collection, payable to the order of Mark Centers Limited Partnership or its designee (the "Escrowee"). The Escrowee shall immediately present Buyer's check for collection and then, pending consummation of this transaction, hold the Deposit in escrow in an interest bearing account. At settlement the deposit shall be paid to the Seller and all interest accrued thereon shall be paid to Buyer. The Escrowee shall not be liable to Buyer or to Seller for any act or omission not committed or occurring in bad faith. In the event of a dispute between Buyer and Seller as to the payment of the Deposit, or any interest accrued thereon, the Escrowee shall be entitled to pay the Deposit, and all interest accrued thereon, into the applicable Court of record in Newberry County, South Carolina and to interplead both parties, whereupon the Escrowee shall be released from any further liability or obligation to either party hereto.

          (b)  The sum of One Million Two Hundred Thousand
Dollars ($1,200,000.00) at settlement by wire or debit and credit transfer of immediate United States federal funds to Seller's account at a bank designated by Seller.

     3.   Settlement.

          (a)  Settlement shall be held on the day which is sixty
(60) days from the date of this Agreement, provided that if such sixtieth (60th) day is a weekend or holiday, then settlement shall be held on the next day which is not a weekend or holiday, commencing at 10:00 a.m. at the offices of the Eugene C.

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Griffith, Jr. or other mutually agreeable location Newberry
County, South Carolina.

          (b) Buyer shall have the right, at its sole option, to cause settlement to be held on such date prior to the date specified in subparagraph (a) of this Paragraph 3, as Buyer shall hereinafter designate by at least (30) days' prior written notice to Seller.

     4.   Condition of Title; Commitment to Insure.

     (a) Fee simple title to the Premises shall be conveyed to Buyer at the completion of settlement by a deed (the "Deed") containing Seller's special warranty as against grantor's acts only, excluding from such warranty the Permitted Encumbrances. Title to the Personal Property shall be conveyed by Seller to Buyer at the completion of settlement by a bill of sale ("Bill of Sale") containing Seller's special warranty, excluding from such warranty the Permitted Encumbrances. Title to the Premises shall be such as will be insured as good and marketable (at Buyer's sole cost and expense) by a title insurance company selected by Buyer and acceptable to Seller (the "Title Company") at regular rates pursuant to the standard stipulations and conditions of the current ALTA Policy of Owner's Title Insurance, free and clear of all encumbrances, except for Permitted Encumbrances. The term "Permitted Encumbrances" shall mean the lien of the Existing Leases (as defined in Paragraph 5 below), any lien against Buyer's interest under this Agreement, and the additional title objections set forth on Exhibit "B" to be attached hereto. Title to the Personal Property shall also be subject to the Permitted Encumbrances.

          (b)  Buyer's Remedy.     If title to the Premises is
not, at settlement, insurable as set forth in subparagraph (a) of this Paragraph 4, Buyer may elect, as its sole right and remedy, either (I) to take such title to the Premises as Seller can convey, with abatement of the Purchase Price only to the extent of monetary liens of a definite, fixed and ascertainable amount not in excess of the Purchase Price, or (ii) to receive on written demand the return of the Deposit, and all interest accrued thereon, and the ordinary costs of obtaining a title report from the title Insurance Company; and upon such payments, this Agreement shall be and become null and void, neither party

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shall have any further rights or obligations hereunder, and all executed counterparts of this Agreement shall be returned to Seller for cancellation.

          (c)  Commitment to Insure.    Within twenty (20) days
after the date of this Agreement, Buyer, At Buyer's sole cost and expense, shall order a commitment to insure with respect to the Premises for the Title Insurance Company, such commitment to certify that fee simple title to the Premises is vested in Seller, and to commit to insure title to the Premises.

     5.   Possession, Assignment of Agreements and Leases.

     (a) Possession of the Premises and the Personal Property is to be given by Seller to Buyer at the completion of settlement by delivery of the Deed and the bill of Sale and by assignment of the presently existing leases for the Premises listed on Exhibit C to be attached hereto, subject to the rights of any brokers to be paid leasing brokerage commissions out of the rentals paid after settlement. Seller shall, prior to settlement, have the right to enter into new leases for portions of the Premises now vacant and for portions of the Premises which may, pursuant to notice given by any tenant, by reason of any tenant's default, or by reason of the expiration of the term of an existing lease be or become vacant; but rentals under such new leases shall not be at rates less than the prevailing rental rates for comparable space. All such new leases and the presently existing leases listed on Exhibit C to be attached hereto are herein called the "Existing Leases". Seller represents that, at the time of settlement, Seller shall have accepted no prepayment of rent under any of the Existing Leases (except for the current month and except for prepayments heretofore agreed to or received), that Seller shall not have terminated any of the Existing Leases by agreement with the tenant (except by reason of a default by the tenant thereunder or except for notices given to indicate the landlord's intention not to permit the term of the lease to continue or be renewed for an additional term) and the copies of the Existing Leases now in effect initialed by Buyer and by Seller's agent contemporaneously with the execution of this Agreement are true, correct and complete copies thereof. Buyer acknowledges that it has examined all copies of the Existing Leases now in effect, and that the provisions thereof conform to the data set out on Exhibit "C" hereto. The termination of any

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of the Existing Leases prior to settlement by reason of the expiration of its term or by reason of the tenant's default shall not excuse Buyer from its obligation to complete settlement and to pay the full Purchase Price.

          (b) Seller shall also assign to Buyer at the completion of settlement, if assignable, the existing agreements listed on Exhibit D to be attached hereto (hereinafter collectively called the "Existing Agreements"). Buyer acknowledges that is has examined all copies of the Existing Agreements now in effect and that the provisions thereof conform to the data set forth on Exhibit "D" hereto. The termination of any of the Existing Agreements prior to settlement by reason of the expiration of its term or by reason of a default thereunder shall not excuse Buyer from its obligation to complete settlement and to pay the full Purchase Price.

          (c) At settlement, Buyer shall execute and acknowledge an agreement (the "Assumption Agreement") wherein Buyer shall assume all of the obligations of Seller under the Existing Leases (including, without limitation, the obligations for the return of any security deposits and the payment of brokerage commissions) and the Existing Agreements, and shall agree to indemnify, defend and save Seller harmless of and from all claims, liability, costs and expenses arising after settlement which may be asserted against Seller or which Seller may incur or suffer, arising out of or with respect to the Existing Leases or the Existing Agreements, or resulting from a default or breach by Buyer under any of it's obligations under this Agreement which survive settlement hereunder. The Assumption Agreement shall also provide that Buyer shall not agree to any extension or renewal of any of the Existing Leases, but shall, instead, provide for any extensions of existing tenancies by means of new leases which will contain no reference to Seller.

          (d) Seller agrees to use its reasonable efforts to cause all tenants under Existing Leases that cover space in excess of 7,500 square feet to deliver to Buyer at settlement a written statement ("Tenant Estoppel Certificate") setting forth that to the best of such tenant's knowledge the landlord is not then in default under its lease, that such tenant has no claims against landlord which would entitle it to set-off the amount of the claim against rent due under the lease, and stating the

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expiration date of the lease and the current minimum rent payable under the lease. Buyer's obligation under this Agreement shall not be relieved if Seller is unable to obtain any Tenant Estoppel Certificate, after using its reasonable efforts to obtain it. If any such tenant does have a claim which would entitle it to set-off the amount of claim against rent due under the lease and the amount of such claim is ascertainable, Seller shall have the right, as its option, to give Buyer a credit against the cash portion of the Purchase Price payable hereunder in the amount of the claim; and in such event Buyer shall complete settlement and take subject to such claim.

     6.   Apportionments.

          (a) (i) Real estate taxes (on the basis of the actual fiscal years for which such taxes are assessed), minimum water and sewer rentals, sums paid to or paid or payable by Seller under the Existing Agreements, prepaid fees for licenses and permits to remain in effect for Buyer's benefit after settlement, prepaid premiums under fire and extended coverage insurance policies assigned to Buyer, and rentals and other sums paid to and received by Seller under the Existing Leases shall be apportioned at settlement pro rata between Buyer and Seller on a per diem basis as of the date of settlement.

               (ii) Any payments received by Buyer after the date of settlement from a tenant under any of the Existing Leases on account of rentals which are applicable to periods prior to settlement and on account of sums which are attributable to expenses incurred by the lessor for periods of time prior to settlement, shall be apportioned by Buyer upon receipt and the portion thereof attributable to periods or expenses prior to settlement shall immediately be paid by Buyer to Seller. If, at settlement, any tenants are in arrears in the payment of rents or other sums, which were payable prior to settlement, all payments by such tenants after settlement will be deemed as being applicable, first, as against such arrearages to the extent of one month, then as against current rental due and, finally, as against any other such arrearages.

               (iii) Any payments received by Buyer after the date of settlement under any of the Existing Agreements on account of payments which are applicable to periods prior to

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settlement shall be apportioned by Buyer upon receipt and the portion thereof attributable to periods prior to settlement shall immediately by paid by Buyer to Seller.

               (iv)    Until such time as Seller shall have
received in full all sums which are potentially payable to it on account of any of the Existing Leases or the Existing Agreements as provided in subparagraphs (ii) and (iii) above, of this subparagraph (a), Buyer shall provide to Seller after settlement a monthly accounting of all sums received by Buyer under any of the Existing Leases or Existing Agreements pursuant to which Seller might be entitled to payments as provided in said subparagraph.

               (v) If, on the date of settlement, bills for the real estate taxes imposed upon the Premises for the tax fiscal years in which settlement occurs have been issued but shall not have been paid at the time of settlement. If such bills shall not have been issued on the date of settlement, the amount of the taxes shall be reasonably ascertained based upon the then current assessment and anticipated tax rate, and the portions of such taxes to be borne by Buyer and Seller shall be deposited in escrow with the Title Insurance Company, to be disbursed by the Title Insurance Company, promptly after the real estate tax bills have been issued, for the payment of such bills. If the actual taxes are greater than the amounts estimated, Seller and Buyer shall each pay to the Title Insurance Company on demand its pro rata share of such excess.

               (vi) If the Premises are not separately assessed for real estate tax purposes as of the date of settlement, the real estate tax assessment attributable to the Premises shall be deemed that portion of the total assessment of the buildings on the larger parcel with which the Premises are assessed, which bears the same ratio to such total assessment of buildings as the ground floor area of buildings on the Premises bears to the total ground floor area in buildings on such larger parcel and that portion of the assessment of the land constituting the larger parcel with which the Premises are assessed which bears the same ratio to such total assessment as the land area in the Premises bears to the total land area in the larger parcel.

               (vii)     If the apportionment of any percentage

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rents, "escalation" payments relating to operating expenses or other payments received by Buyer after the date of settlement from a tenant under any of the Existing Leases on account of periods prior to settlement and on account of sums which are attributable to expenses incurred by the lessor for periods at time prior to settlement, cannot be precisely determined at the time of settlement, Seller shall reasonably estimate the apportionment of such sums, and such estimated sums shall be apportioned at settlement pro-rata between Buyer and Seller on a per diem basis as of the date of settlement. A Post settlement adjustment shall be made, if necessary, between Buyer and Seller for such apportioned items within thirty (30) days after the sums can be precisely determined.

                    (viii)    Notwithstanding the provisions of
this subparagraph 6(a) to the contrary, the apportionment of "percentage rent", and the amounts due Buyer to Seller, respectively, under each of the Existing Leases, shall be made and paid on or before the thirtieth day following the date when the last amount due on account of such percentage rents shall have been paid by the tenants under their respective Existing Leases with respect to the percentage rent lease year (as defined in each of the Existing Leases) in which the settlement date falls. The amount to be apportioned shall be the total of the amounts collected by both Buyer and Seller as percentage rent for such percentage rent lease year. Seller's portion thereof shall be an amount which bears the same ratio to the total percentage rent for the applicable percentage rent lease year as the number of days up to and including the date of settlement in such percentage rent lease year shall bear to the full number of days in each percentage rent lease year; and Buyer shall be entitled to the remaining portion.

          (b) At settlement, Seller shall cause its agent to deliver to Buyer, without consideration, a check in the amount of all security deposits, and accrued interest, then held by or for Seller under the Existing Leases. Provided however that the obligations of Seller under this subparagraph (b) shall be conditioned upon Buyer providing to Seller proof reasonably satisfactory to Seller that Buyer will cause the security deposits to be maintained after settlement in accordance with the requirements of applicable law.

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          (c)  Seller shall use diligent efforts to obtain
readings of the water and electric meters on the Premises to a date no sooner than ten (10) days prior to the date of settlement. At or prior to settlement, Seller shall pay all charges based upon such meter readings. However, if after diligent efforts Seller is unable to obtain readings of any meters prior to settlement, settlement shall be completed without such readings and upon the obtaining thereof after settlement, Seller shall pay the charges incurred prior to settlement as reasonably determined by Seller based upon such readings.

          (d) At settlement, Buyer shall pay to Seller an equal amount to the cost to Seller for all oil, other fuel and building maintenance supplies, appliances and equipment left at the Premises.

     7.   Transfer Taxes.     The realty transfer taxes imposed
upon the Deed or upon this transaction shall be paid by Buyer.

     8.   Municipal Improvements Relating to the Premises.

          Seller represents and warrants that there are, at present, no outstanding unpaid assessment notices against the Premises and that all municipal improvements for the cost for which the Premises can be assessed which were completed between the date of Seller's acquisition of title to the Premises and the date hereof have been paid in full. Buyer shall pay all assessments against the Premises or any part thereof for improvements or other work, construction of which shall be commenced or completed after the date hereof (including any fines, interest or penalties thereon due to the non-payment thereof), and shall indemnify, defend and exonerate and save Seller harmless from any claims therefor or any liability, loss, cost or expenses arising therefrom. Buyer shall have the same obligations to Seller with respect to any such assessment made after the date of settlement to the extent that the assessing entity claims that Seller shall have personal liability therefor.

     9.   Municipal Notices.

          Seller represents and warrants that, at present, it has no knowledge of any outstanding written notice from any public authority concerning the existence of any presently uncorrected

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violation of any ordinance, public regulation or statute.  Buyer shall be responsible to comply with any such notices concerning the existence of an uncorrected violation of an ordinance, public regulation or statute issued by any public authority after the date hereof (including any fines, interest or penalties thereon due to non-compliance therewith), and shall indemnify, defend and exonerate and save Seller harmless from any claims therefor or any liability, loss, cost or expense arising therefrom, and, if such compliance must occur prior to the date of settlement to protect the Premises, or to prevent the imposition of any fine or penalty, Seller may effect such compliance, and the reasonable cost thereof shall be deemed added to the Purchase Price. Buyer shall have the same obligations to Seller with respect to any such assessment made after the date of settlement to the extent that the assessing entity claims that Seller shall have personal liability therefor.

     10.  Agreement Not To Be Recorded.

          This Agreement shall not be filed of record by or on behalf of Buyer in any office or place of public record and, if Buyer shall fail to comply with the terms hereof by recording or attempting to record the same, such act shall not operate to bind or cloud the title to the Premises. Seller shall, nevertheless, have the right forthwith to institute appropriate legal proceedings to have the same removed from record. If Buyer or any agent, broker or counsel acting for Buyer shall cause or permit this Agreement or a copy thereof to be filed in an office or place of public record, Seller, at its option, and in addition to Seller's other rights and remedies, may treat such act as default of this Agreement on the part of the Buyer. However, the filing of this Agreement in any suit or other proceedings in which such document is relevant or material shall be deemed to be a violation of this Paragraph.

     11.  Buyer's Default.

          (a) If Buyer defaults hereunder at or prior to settlement by failing to complete settlement in accordance with the terms of this Agreement or in any other respect, then on the date specified for settlement (or sooner in the event of an anticipatory breach) the Deposit, and all interest accrued thereon, shall be paid to Seller by the Escrowee (and Buyer

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hereby agrees to direct the Escrowee to make such payment) and the Deposit, and all interest accrued thereon, shall be retained by Seller either as liquidated damages or on account of the Purchase Price, as Seller may elect. If Seller shall elect to retain the Deposit, and all interest accrued thereon, as liquidated damages, the retention of the Deposit and all interest accrued thereon shall be Seller's only remedy in the event of Buyer's default at or prior to settlement, and Seller in such event hereby waives any right, unless settlement is completed, to recover the balance of the Purchase Price. If Seller shall retain the Deposit, and all interest accrued thereon as liquidated damages, this Agreement shall be and become null and void and all copies will be surrendered to Seller for cancellation. Nothing in this Paragraph shall limit Seller's rights against Buyer and Buyer's liability to Seller by reason of a default by Buyer under this Agreement which survive settlement, and of its obligations under the Assumption Agreement and its obligation under Paragraph 21 below.

          (b) The term "Permitted Event" shall mean the occurrence of the following at the date of settlement: Buyer shall be ready, willing and able to complete settlement in accordance with the Agreement; Buyer, or its authorized representative, shall have appeared at the place designated for settlement and shall have tendered the Purchase Price; and Seller, notwithstanding the foregoing, shall have failed to complete settlement in accordance with the Agreement or is otherwise in default under this Agreement. Except upon the occurrence of the Permitted Event, Buyer agrees that Buyer shall not (and hereby waives any right to) ever file or assert any lis pendens against the Premise nor commence or maintain an action against Seller for specific performance under this Agreement nor for a declaratory judgement as to Buyer's rights under this Agreement. Except as expressly provided above, nothing herein shall be deemed to limit or impair any of Buyer's rights and remedies at law, in equity or by statute.

     12.  Notices.

          All notices given by either party to the other shall be in writing and shall be sent by United States Postal Service registered or certified mail, postage prepaid, return receipt requested, addressed to the other at the following addresses:
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                    As to Seller:

                    Mark Centers Limited Partnership
                    600 Third Avenue
                    Kingston, PA  18704-1679
                    Attn:  Steven Pomerantz, Esquire

                    As to Buyer:

                    Plaza Management Group
                    Post Office Box 37
                    Newberry, SC  29108
                    Attn:  Ronnie W. Cromer

                    With a copy to:

                    Eugene C. Grifith, Jr., Esquire
                    Post Office Box 37
                    Newberry, SC  29108

or to such other address as the respective parties may hereafter designate by notice in writing in the specified manner above. Any notice may be given on behalf of any party by its counsel. Notices given in the manner aforesaid shall be deemed sufficiently served or given for all purposes hereunder at the time such notices, demands or requests shall be deposited in any Post Office, or branch Post Office regularly maintained by the United States Government.

     13.  Fire or Other Casualty.

          (a) (i) Seller agrees to maintain in effect until the date of settlement the fire and extended coverage insurance policies now in effect on the Premises.

               (ii) Such policies shall, to the extent permitted by the insurers, be assigned by Seller to Buyer at settlement, the prepaid premiums shall be apportioned between Buyer and Seller on a per diem basis as of the date of settlement and Buyer's portion thereof shall be deemed added to the Purchase Price and shall be paid as provided in subparagraph 2(a) above.

          (b)  In the event that the Premises or the Personal

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Property shall be damaged or destroyed by fire or other casualty between the date of this Agreement and the completion of settlement, Seller shall have the right to accelerate the date for settlement by giving Buyer at least ten (10) days' prior written notice of such accelerated date, the obligation of Buyer to complete settlement hereunder shall in no way be voided or impaired, and Buyer shall be required to accept the Premises and the Personal Property in their then damaged condition without abatement of the Purchase Price. In the event of any such damage or destruction after the date of this Agreement, the proceeds of all fire and extended coverage insurance policies attributable to the Premises or Personal Property received by Seller prior to the date of settlement and not used by Seller for the repair of the Premises and the Personal Property (the Buyer hereby authorizes Seller to use the proceeds for such purpose) shall be disbursed to Buyer after settlement (subject to such reasonable protective provisions as Seller shall impose) to reimburse Buyer for the reasonable cost of repairing and restoring the Premises; and all unpaid claims under such policies attributable to the Premises and Personal Property shall be assigned by Seller to Buyer on the date of settlement and there shall be no reduction in the Purchase Price by reason of such unpaid claim.

          (c) Notwithstanding any of the preceding provisions of this Paragraph 13 to the contrary, in the event the buildings on the Premises shall be substantially destroyed by fire or other insured casualty prior to the date of settlement, Seller shall have the right to terminate this Agreement by written notice to Buyer, unless Buyer shall agree to complete settlement within fifteen (15) days after the occurrence of such destruction. In the event of such termination, the Deposit shall be returned by Seller to Buyer, neither party shall have any further rights or obligations hereunder except for any default by Buyer which may have occurred prior thereto, and this Agreement shall be null and void.

     14.  Preparation of Deed.

          The Deed and Bill of Sale shall be prepared and recorded at the expense of Buyer. At least thirty (30) days prior to the date fixed for settlement, Buyer shall submit to Seller the Deed, the Bill of Sale and a title report issued by the Title Insurance Company showing the existence or non-

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existence of any alleged defects in or objections to the title to the Premises, which do not constitute encumbrances to which Buyer is obligated to accept title to the Premises pursuant to the provisions of Paragraph 4 above. Buyer shall be deemed to have waived its right to object to any encumbrance existing at the time of settlement, unless Buyer shall have given to Seller written notice of the existence thereof of at least thirty (30) days prior to the time fixed for settlement, or unless such encumbrances was not a matter of record on the date occurring thirty (30) days prior to the time fixed for settlement. Also, Seller shall have the right, at its sole option, to defer the date of settlement specified in Paragraph 3 above, for a period not exceeding thirty (30) days, to give to Seller an opportunity of removing any encumbrance.

     15.  Waiver of Tender of Deed and Purchase Monies.

          The tender of an executed Deed by Seller and the tender by Buyer of the portion of the Purchase Price payable at settlement are hereby mutually waived, but nothing herein contained shall be construed as a waiver of Seller's obligation to deliver the Deed and/or of the concurrent obligation of Buyer to pay the portion of the Purchase Price payable at settlement.

     16.  Time of the Essence.

          Time, wherever specified herein for the performance by Seller or Buyer of any of their respective obligations hereunder is hereby made and declared to be of the essence of this Agreement.

     17.  Personalty Included.

          This sale includes and there shall remain upon the Premises, at settlement, in addition to the building and other improvements located thereon, the Personal Property listed on Exhibit A-1 to be attached hereto. This sale does not include, and Seller shall remove from the Premises prior to settlement, any personal property not listed on Exhibit A-1 to be attached hereto. Any personalty not so removed shall be considered abandoned and title to such property shall transfer to the Buyer.



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     18.  Assignability.

          Buyer may not assign or suffer an assignment of this Agreement and its rights hereunder, without the prior written consent of Seller. Subject to the foregoing, this Agreement shall extend to, and shall bind, the respective heirs, executors, personal representatives, successors and assigns of Seller and Buyer.

     19.  Buyer's Right of Entry; As Is Transfer.

          (a) Buyer, and Buyer's agents and representatives, shall have the right, from time to time, for a period of forty-five (45) days after the date of this Agreement (the "Inspection Period"), during usual business hours, to enter upon the Premises for the purpose of inspection, preparation of plans, making of test borings, taking of measurements, making of surveys, for review of title to the Premises, and generally for the reasonable ascertainment of the condition of the Premises; provided, however, that Buyer shall (i) give Seller prior written notice of the time and place of such entry and permit a representative of Seller to accompany Buyer; (ii) restore any holes caused by such test borings; (iii) indemnify, defend and save Seller harmless of and from any and all liabilities which Seller may suffer by reason of such entry prior to settlement; and (iv) not communicate with any tenant without Seller's written consent. Buyer shall have the right, to be exercised by written notice received by Seller prior to the end of the Inspection Period, to terminate this Agreement as a result of Buyer's due diligence review or failure to secure reasonable financing for its purchase not to exceed eighty percent of the purchase price. If Buyer so terminates this Agreement, Escrowee shall return the Deposit to Buyer and neither Buyer and neither party shall have any further liability under this Agreement. Buyer's failure to timely terminate this Agreement prior to the end of the Inspection Period shall constitute a waiver of Buyer's termination right.

          (b) Nothing contained in this Agreement shall be deemed or construed in any way as constituting the consent or request of Seller, express or implied by inference or otherwise, to any party for the performance of any labor or the furnishing of any materials to the Premises or any part thereof, nor as giving Buyer any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any liens against the Premises or any part thereof. Prior to permitting any party to enter the Premises prior to settlement for the purpose of performing any service or supplying any materials for which such party could claim a mechanic's lien against the Premises or any part thereof, Buyer shall procure from such party a release of mechanic's liens in form satisfactory to Seller.

          (c) Buyer acknowledges that Buyer has investigated the environmental condition of the Premises and that Buyer is aware that soil and ground water under and adjoining the Premises have been contaminated by a release of petroleum products. Buyer has reviewed the Order entered on August 23, 1996 by the Court of Common Pleas for the Eighth Judicial Circuit in the matter of Mark Centers Limited Partnership v. Gate Petroleum Company.
Buyer accepts the environmental condition of the Premises in its "as in" condition and agrees that Buyer hereby waives, releases, remises acquits and forever discharges Seller and its partners, and their respective directors, trustees, officers, shareholders, employees, and agents, and their respective heirs, successors, personal representatives and assigns, of and from any and all suits, causes of action, legal or administrative proceedings, claims, demands, actual damages, punitive damages, losses, costs, liabilities, interest, attorneys' fees and expenses of whatever kind and nature, in law or in equity, known or unknown, which Buyer ever had, now has, hereafter can, shall or may have or acquire or possess or arising out of or in any way connected with directly or indirectly out of, or in any way connected with, based upon, arising out of (i) Seller's use maintenance, ownership and operation of the Premises prior to settlement, or
(ii) the condition, status, quality, nature, contamination or environmental state of the Premises.

     20.  Condemnation.

          If any part or parts of the Premises shall be taken by exercise of the power of eminent domain after the date hereof, this Agreement shall continue in full force and effect and there shall be no abatement of the Purchase Price. Seller shall be relieved, however, of its duty to convey title to the portion so taken, but Seller shall, at settlement, assign to Buyer all rights and claims to any awards arising therefrom as well as any money theretofore received by Seller on account thereof, net of any expenses to Seller, including reasonable attorney's fees of collecting the same. With respect to any such taking after the date hereof, Seller shall furnish Buyer with a copy of the declaration of taking property after Seller's receipt thereof.

     21.  Brokers.

          Buyer represents and warrants to Seller that Buyer has dealt with no broker or other intermediary in connection with this transaction or the Premises. In the event that any broker or other intermediary claims to have dealt with Buyer in connection with this transaction or the Premises, to have introduced the Premises to Buyer for sale, or to have been the inducing cause to the sale, Buyer shall indemnify, defend and save Seller harmless of and from any claim for commission or compensation by such broker or other intermediary.

     22.  Condition of Premises.

          (a) The entire agreement between the Seller and Buyer with respect to the Premises and the Personal Property and the sale thereof is expressly set forth in this Agreement, and the parties are not bound by any agreement, understandings, provisions, conditions, representations or warranties other than as are expressly set forth and stipulated herein. Without in any manner limiting the generality of the foregoing, Buyer acknowledges that it and its representatives have or will have fully inspected the Premises, the Personal Property, and the Existing Leases, Buyer is or will be fully familiar with the physical and financial condition thereof, and that the Premises, the Personal Property, and the Existing Leases will be purchased by Buyer in an "as is" and "where is" condition as a result of such inspection and investigations and not in reliance on any agreement, understanding, condition, warranty or representation made by Seller or any agent or employee of Seller (except as expressly elsewhere provided in this Agreement) as to the condition thereof, as to any permitted use thereof, or as to the income or expense in connection therewith, or as to any other matter in connection therewith; and Buyer further acknowledges that neither Seller nor any party acting on behalf of Seller has made or shall be deemed to have made any such agreement, condition, representation or warranty.

          (b) Buyer shall accept the Premises and the Personal Property at the time of settlement in the same condition as the same are of the date of this Agreement as such condition shall have changed by reason of wear and tear, damage by fire or other casualty and vandalism. Without limiting the generality of the foregoing, Buyer specifically acknowledges that the fact that any portion of the Premises or the Personal Property or any equipment or machinery therein or any part thereof may not be in working order of condition at settlement by reason of wear and tear or damage by fire or other casualty or vandalism, or by reason of its present condition, shall not relieve buyer of its obligation to complete settlement hereunder. Not withstanding that Seller has no obligation to make any repairs required by reason of wear and tear, fire or other casualty, or vandalism, Seller may make such repairs prior to settlement required to protect the Premises and the Personal Property, and the reasonable cost thereof shall be added to the Purchase Price and shall be payable as provided in subparagraph 2(a) above.

          (c) Seller has no obligation to deliver the Premises in a "broom clean" condition, and Seller may leave in the Premises at the time of settlement all items of personal property and equipment, partitions and debris as are now presently therein.

          (d) Between the date of the execution of this Agreement and the date of settlement, Seller shall perform all repairs to the Premises and the Personal Property required to maintain them in the same condition as they are as of the date of this Agreement, as said condition shall be changed by wear and tear, damage by fire or other casualty, or vandalism.

     23.  Captions or Headings.

          The captions or headings of the Paragraphs of this Agreement are for convenience only, and shall not control or affect the meaning or construction of any of the terms or provisions of this Agreement.

     24.  Changes;  Survival of Settlement.

          (a) No change, alteration, amendment, modification or waiver of any of the terms or provisions hereof shall be valid, unless the same shall be in writing and signed by the parties hereto.

          (b) Acceptance by Buyer of the executed Deed at settlement shall constitute an acknowledgement by Buyer of full performance by Seller of all Seller's obligations hereunder. Such if Buyer's obligations hereunder as shall possibly imply performance or observance after settlement shall survive settlement, notwithstanding any presumption to the contrary; without in any manner limiting the generality of the foregoing provisions of this sentence, the obligations of Buyer under Paragraphs 6,8,9 and 19 above shall survive settlement.

          (c) The warranties and representations of Seller shall not survive settlement hereunder.

     25.  Applicable Law.

          This Agreement shall be governed and construed according to the laws of the State of South Carolina.

     26.  Addendums to Agreement.

          (a) Seller shall prior to its execution of this agreement provide to the Buyer all Exhibits: A, A-1, B, C, D which are attached hereto.

          IN WITNESS WHEREOF, the parties hereto, intending legally to be bound hereby, have executed this Agreement as of the day and year first above written.

                              SELLER:

                              MARK CENTERS LIMITED PARTNERSHIP, a
                              Delaware limited partnership, by
                              its general partner

                              By:  MARK CENTERS TRUST, a Maryland
                                   Business Trust

                              By:  /s/ David S. Zook
                              Name:   David S. Zook
                              Title:  Executive Vice President

                              BUYER:


                              /s/ William W. Riser, Jr.
                                  William W. Riser, Jr.

                              /s/ Ronnie W. Cromer
                                  Ronnie W. Cromer


                              /s/ Earl H. Bergen, Jr.
                                  Earl H. Bergen, Jr.

                              /s/ William B. Rush
                                  William B. Rush

                              /s/ Rodney S. Griffin
                                  Rodney S. Griffin

                       EXHIBIT "A"

                    (Legal Description)

     ALL that certain plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in Newberry, South Carolina, bounded and described as follows:

     Beginning at an iron pipe marker at the Northeast intersection of Wilson Road (U.S. Highway No. 76) and Pomaria Road (S.C. Highway No. 219) and proceeding along the eastern right-of-way of Wilson Road in a direction of N32 -41'-27"W for a total distance of 705.69 feet to an iron pipe marker; thence turning and proceeding along the property of the Trustees of Net Realty Holding Trust (Hardees Hamburgers)in a direction of
N27 -08'-41"E for a distance of 170.45 feet to an iron pipe marker; thence turning and continuing along the property of the Trustees of Net Realty Holding Trust in a direction of N32 -17'- 37"W for a distance of 175.01 feet to an iron pipe marker; thence turning and proceeding along the eastern right-of-way of Winnsboro Road (S.C. Highway No. 34) in a direction of N27 -27'- 27"E for a distance of 693.65 feet to an iron pipe marker; thence turning and proceeding along the property of Edith Larkin Matthews for the following courses and distances - S87 -22'-27"E for a distance of 66.25 feet to a point, S88 25'-26" E for a distance of 102.73 feet to a point, S89 -08'-37"E for a distance of 50.71 feet to a point, S89 -15'-07"E for a distance of 44.87 feet to a point; thence turning and continuing along the property of Edith Larkins Matthews the following courses and distances - S14 -00'-57"E for a distance of 755.52 feet to a point, S10 -41'- 22"E for a distance of 817.92 feet to an iron pipe marker; thence turning and proceeding along the northern right-of-way of Pomaria Road the following courses and distances - N82 -45'-04"W for a distance of 211.37 feet to a point, N86 -05'-55"W for a distance of 54.83 feet to a point, N87 -07'-18"W for a distance of 44.77 feet to a point, S89 -39'-55"W for a distance of 112.28 feet to a point, S86 -00'-21"W for a distance of 85.56 feet to a point; thence turning and proceeding at the intersection of Pomaria Road and Wilson Road in a direction of N63 -20'-33"W for a distance of
17.21 feet to an iron pipe marker; this being the point of beginning.

                      EXHIBIT "B"

               Permitted Title Objections

                      OWNERS FORM
            CHICAGO TITLE INSURANCE COMPANY
                      SCHEDULE B

Policy Number:  41 326 106 000001

               EXCEPTIONS FROM COVERAGE

This policy does not insure against loss of damage (and the Company will not pay costs, attorneys' fees or expenses) which arise by reason of:

General Exceptions:

Special Exceptions: The mortgage, if any, referred to in Item 4 of Schedule A.

1. Restrictions of record in Deed Book 116 at Page 21 which is a corrective deed recorded to correct deed recorded in Deed Book 113 at Page 121 in the Office of the Clerk of Court for Newberry County. This policy insures, however, that the same have not been violated and a future violation will not result in the forfeiture or reversion of title.

2. Deed of Mutual Restrictions, Covenants, and Easements between Newberry Associates and A.S.C. of Newberry, Inc. of record in Miscellaneous Book 25, Page 37 in the Office of the Clerk of Court for Newberry County. This policy insures, however, that these restrictions have not been violated and a future violation will not result in forfeiture or reversion of title.

3. Easements and rights of way as shown on Plat recorded in Plat Book AD at Page 28 in the Office of the Clerk of Court for
Newberry County.

5. Easements and rights of way as shown on Plat recorded in Plat Book AG at page 59 on the Office of the Clerk of Court for

Newberry County.

7.   Lease from A.S.C. of Newberry, Inc. to Gate Petroleum Co.
recorded in Miscellaneous Book 23 at Page 98 in the office of the Clerk of Court for Newberry County.

8.   Lease from ASC of Newberry, Inc. to National Features Ltd.
d/b/a HUB THEATRE recorded in the Office of the Clerk of Court for Newberry County.

                         EXHIBIT "C"
                      Existing Leases

Lease dated August 18, 1970, as amended, by and between Mark
Centers Limited Partnership, as Landlord, and The Great Atlantic
& Pacific Tea Company, Inc., as Tenant.

Lease dated August 21, 1991, as amended, by and between Mark
Centers Limited Partnership, as Lessor, and Scott M. McLaughlin, as Lessee.

Lease dated May 18, 1988, as amended, by and between Mark Centers
Limited Partnership, as Lessor, and Dwight O. Clark, as Lessee.

Lease dated December 16, 1991, as amended, by and between Mark
Centers Limited Partnership, as Lessor, and William W.&John J.
Riser, as Lessee.

Lease dated November 22, 1993, by and between Mark Centers
Limited Partnership, as Lessor, and Dolgencorp, Inc., as Lessee.

Lease dated July 7, 1994, as amended, by and between Mark Centers
Limited Partnership, as Lessor, and Midland Theatre, Inc., as
Lessee.

Lease dated September 8, 1993, by and between Mark Centers
Limited Partnership, as Lessor, and Gladys Stallworth, as Lessee.

Lease dated October 6, 1993, by and between Mark Centers Limited
Partnership, as Lessor, and Flagstar Enterprises, Inc., as
Lessee.

Lease dated September 8, 1988, as amended, by and between Mark
Centers Limited Partnership, as Lessor, and Ronnie Cromer, as
Lessee.

Lease dated April 24, 1989, by and between Mark Centers Limited
Partnership, as Lessor, and Mickey Rayhorn, as Lessee.

Lease dated August 30, 1996, by and between Mark Centers Limited
Partnership, as Lessor, and Jeanette H. Renwick, as Tenant.

Lease dated December 22, 1994, by and between Mark Centers
Limited Partnership, as Lessor, and Mi-Soon Park, as Lessee.